Exhibit 10.23

AGREEMENT

This Agreement (the “Agreement”), with an effective date of January 1, 2015, is entered into by Charles River Laboratories, Inc., with its principal place of business at 251 Ballardvale Street, Wilmington, Massachusetts 01887 (the “Company”) and Dr. Nancy Gillett, an individual residing at 4520 West Phantom Hill Road, Prescott, AZ 86305 (the “Employee”).

The Employee and the Company recently engaged in discussions regarding the Employee’s future employment and planned departure from the Company. The Company desires to afford the Employee the opportunity to leave in a manner that coincides with the Employee’s post-employment plans, working from a home office environment prior to leaving the Company; and the Employee desires to provide the Company with the benefit of a smooth and well-planned transition of the Employee’s responsibilities leading up to the conclusion of employment.

Consequently, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Term of Employment. The Company will continue to employ the Employee until March 7, 2016 or any later date that may be mutually agreed to in writing by the Company and the Employee (such date, as it may be extended by mutual written agreement, is referred to hereafter as the “Final Day of Employment”). The Company agrees to continue to employ the Employee through the Final Day of Employment, subject to the terms and conditions specified below and the Employee agrees not to submit her resignation from employment with the Company until, at the earliest, a date ninety (90) days before the Final Day of Employment.

2.Time Commitment. The Company and the Employee have mutually agreed that the amount of time to be devoted by the Employee to the Employee’s current responsibilities will diminish as those responsibilities are transitioned to others in anticipation of the Final Day of Employment. It is currently expected that the Employee will devote the Employee’s full time and attention to those responsibilities from the date of this Agreement through the first 3-6 months of FY2015. During that time, the Employee and the Chairman, President & CEO of the Company (the “CEO”) will mutually agree on a timeframe for the incremental reduction of the number of hours the Employee dedicates to supporting the Company (“Dedicated Hours”), taking into account the progressive transitioning of the Employees position responsibilities. This reduction in Dedicated Hours may be adjusted from time to time by mutual agreement.

3.Salary/Compensation. The Employee will continue to receive her current salary of $522,234 (the “Base Salary”), paid on a biweekly basis, so long as she is employed full-time. Based on the anticipated reduction in Dedicated Hours referenced in Section 2, the Company and the Employee have agreed that the Base Salary amount will be proportionately reduced to reflect adjustments to the Employee’s Dedicated Hours, as such adjustments are periodically agreed to by the Employee and the CEO. The Employee understands and agrees that the Employee will receive no base pay adjustment in FY2015 or FY2016. The Company will reimburse the Employee for all reasonable expenses associated with maintaining a home office through the Final Date of Employment.

4.Bonus/Stock Awards. The Employee will receive any earned bonus attributable to FY2014 performance in February, 2015, consistent with past practices. Similarly, the Employee will retain the benefit of any stock awards previously made to her by the Company, including continued vesting and the lapsing of restrictions up to and including the Final Day of Employment. The Employee understands and agrees that she will not participate in the Company’s EICP or any other bonus programs in FY2015 or FY2016 (other than as set forth below), and that she will not receive any stock award from the Company in FY2015 or FY2016. The terms and conditions of any stock award agreements underlying any stock awards previously made to the Employee by the Company (the “Award Agreements”) remain in full force and effect and all awards remain subject to the terms and conditions of those Award Agreements and the Company’s 2007 Incentive Plan (the “2007 Plan”). During FY2015, the Employee will be eligible to receive a bonus payout under the same terms as the Company’s EICP Program; provided, however, that any bonus calculations shall be applied only to the Employee’s actual Base Salary earnings (as adjusted for Dedicated Hours) during FY2015.

5.Benefits. The Employee shall be entitled to Company-provided benefits and coverages including, without limitation, medical/dental coverage, insurance coverage, and participation in the Company’s 401(k) Plan through the Final Day of Employment. After this date, the Company will make medical/dental coverage available under COBRA, should the Employee choose to obtain such coverage. The Employee and the Company hereby agree that no Company contributions will be made to the Company’s Deferred Compensation Plan on the Employee’s behalf following the date of execution of this Agreement, but any Company contributions previously made will continue to vest in accordance with the terms of that Plan through the Final Date of Employment. Nothing contained in this Section 5 will preclude the Employee from voluntarily deferring any of the Employee’s compensation in accordance with the terms of the Deferred Compensation Plan.

6.Announcement of Transition/Position Title. The Employee and the CEO will mutually agree on the date when the Employee’s pending departure from the Company will be announced, depending on the pace of the transition. Similarly, if a point is reached where it helps to better effect the transition, the Employee and the CEO will mutually agree on any title change that may be necessary in support of the transition.

7.Waiver of Severance. In consideration of the Company’s willingness to enter into this Agreement, the Employee hereby waives any and all severance benefits the Employee might be entitled to in connection with the termination of employment and the Employee’s resignation as an employee of the Company, whether contained in a policy, written agreement, or otherwise. The Employee specifically waives any benefits made available to Officers of the Company under the Charles River Corporate Officer Separation Plan.

8.Entire Agreement. This Agreement, together with the Award Agreements, the 2007 Plan, and the Amended and Restated Agreement dated February 8, 2006 which affords the Employee certain benefits and protections in the event of a change in control of the Company, constitute the entire agreement between the parties and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

9.Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts (regardless of its, or any other jurisdiction’s choice of law rules).

10.Successors and Assigns. The obligations of the Employee hereunder are personal and shall not be assigned by the Employee. However, the Company may assign its rights and obligations under this Agreement.

11.Miscellaneous. No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only if made in writing and only in that instance, and shall not be construed as a bar or waiver of any right on any other occasion. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year set forth above.

CHARLES RIVER LABORATORIES, INC.	EMPLOYEE
By: /s/ James C. Foster	By: /s/ Nancy Gillett
James C. Foster Chairman, President & CEO	Dr. Nancy Gillett

Date: ______1/23/15_________________________	Date: ________12/18/2014___________________